For the annual period ended 8/31/06
File number 811-09805


	SUB-ITEM 77-0
	EXHIBITS

	Transactions Effected Pursuant to Rule 10f-3

Mid-Cap Value Fund

1.	Name of Issuer
Tim Hortons, Inc.

2.	Date of Purchase
3/23/06

3.	Number of Securities Purchased
2,700

4.	Dollar Amount of Purchase
$62,537.40

5.	Price Per Unit
$23.1620

6.	Name(s) of Underwriter(s) or Dealer(s)
From whom purchased
Goldman Sachs and Co.

7.	Other Members of the Underwriting Syndicate

RBC Capital Markets
JPMorgan
Scotia Capital
Bear, Stearns & Co. Inc.
CIBC World Markets
Cowen & Company
Harris Nesbitt
Lazard Capital Markets
Merrill Lynch & Co.
TD Securities